Registration No. 333-156870

Filed December 30, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-1

TO THE

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARKVALE FINANCIAL CORPORATION

(Exact Name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	6036	25-1556590
(State of incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

4220 William Penn Highway

Monroeville, Pennsylvania 15146

(Address of principal executive offices, including zip code)

With a copy to:

Robert J. McCarthy, Jr. President and Chief Executive Officer Parkvale Financial Corporation 4220 William Penn Highway Monroeville, Pennsylvania 15146 (412) 373-7200	Gerald F. Heupel, Jr., Esq. Hugh T. Wilkinson, Esq. Elias, Matz, Tiernan & Herrick L.L.P. 734 15th Street, N.W Washington, D.C. 20005 (202) 347-0300

(Name, Address and Telephone Number of Agent For Service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 on Form S-1 (the “Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”):

•

Registration Statement No. 333-156870 registering a warrant to purchase shares of common stock, $1.00 par value per share (the “Common Stock”), of Parkvale Financial Corporation (the “Company”) and the 376,327 shares of Common Stock underlying the warrant.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 15, 2011, by and between the Company and F.N.B. Corporation (“FNB”), the Company is being merged with and into FNB, effective as of 12:01 a.m. on January 1, 2012 (the “Merger”). Upon consummation of the Merger, each outstanding share of Common Stock (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into and exchangeable for the right to receive 2.178 shares of FNB common stock, par value $0.01 per share; provided, however that cash will be issued in lieu of fractional shares.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Monroeville, Commonwealth of Pennsylvania, on December 30, 2011.

PARKVALE FINANCIAL CORPORATION

/s/ Robert J. McCarthy, Jr.
By:	Robert J. McCarthy, Jr. President and Chief Executive Officer